Exhibit 99.1

PHOENIX FOOTWEAR

REPORTS SECOND QUARTER 2010 RESULTS

CARLSBAD, Calif., August 12, 2010 — Phoenix Footwear Group, Inc. (NYSE Amex: PXG) today reported results for the second quarter ended July 3, 2010.

Second Quarter 2010

•	Net earnings of $201,000, or $0.03 per share, compared to a net loss of $5.1 million, or $0.63 per share, for the second quarter of 2009.

•	Loss from continuing operations of $1.1 million compared to a loss of $2.1 million for the second quarter of 2009.

•	Net sales of $3.8 million, down 5% compared to net sales of $4.0 million for the second quarter of 2009.

•	Funded bank debt balance of $2.2 million at the close of the second quarter, down 27% compared to $3.0 million at the close of the fourth quarter of 2009.

For the quarter ended July 3, 2010, net sales totaled $3.8 million compared to $4.0 million in the prior year comparative period. For the current quarter, net sales of Trotters increased by 10%, while net sales of SoftWalk and Trask decreased by 17% and 47%, respectively.

Russell Hall, President and Chief Executive Officer, commented, “The second quarter is always our seasonally weakest of the year. Additionally, our results this quarter were heavily impacted by retailers’ reorder activity. We experienced solid demand for our products and good sell through at retail, however customers’ efforts to minimize their inventories generated weaker follow on sales for the quarter than would otherwise have been normal. During the quarter we again were able to produce growth in Trotters and based upon a strong future order backlog, we expect to generate solid growth during the third quarter in both our Trotters and SoftWalk brands. Our sales organization has been able to make continued progress in opening new doors and more recently we have introduced a new toning product called ‘HealthGlide’ under our SoftWalk label. This product is being offered as a casual alternative within this athletically dominated market segment. We believe this new initiative has the potential to add significantly to our SoftWalk sales and we are currently in the market generating sales orders. We plan to have HealthGlide reach retail floors this December.”

Gross profit was $738,000 for the quarter, up 42% compared to the prior year’s comparable quarter. Gross margin improved to 20%, an increase of seven percentage points over the second quarter of 2009 and a decrease of 15 percentage points from the most recent quarter. Selling, general and administrative expenses, or SG&A, totaled $1.8 million, down 29% compared to

$2.5 million in the second quarter of 2009. This reduction included a $235,000 decrease in compensation and employee benefits resulting from planned headcount reductions, a $100,000 decrease in bank fees, and a reduction in accrued liabilities of $395,000 to reflect a change in estimate relating to a sales tax accrual. SG&A as a percentage of net sales was 47% for the second quarter of 2010 compared to 63% in the prior year comparative period.

In the second quarter, our net income totaled $201,000. Operating loss from continuing operations for the quarter totaled $1.1 million compared to an operating loss of $2.1 million in the prior year comparative period.

Mr. Hall concluded, “In addition to our sales efforts, we have also taken steps to further reduce our SG&A expenses by approximately $700,000 annually. These savings will begin to be realized during the fourth quarter. Our singular focus remains to return to operating profitability by accelerating sales and tightly controlling our costs”

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, specializes in quality comfort women’s and men’s footwear with a design focus on fitting features. Phoenix Footwear designs, develops, markets and sells footwear in a wide range of sizes and widths under the brands Trotters®, SoftWalk®, and H.S. Trask®. These brands are primarily sold through department stores, leading specialty and independent retail stores, mail order catalogues and internet retailers and are carried by approximately 650 customers in over 900 retail locations throughout the U.S. Phoenix Footwear has been engaged in the manufacture or importation and sale of quality footwear since 1882.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding Phoenix Footwear’s ability to repay its bank debt in a timely manner, successfully maintain compliance with the NYSE Amex listing standards, future growth and performance of its individual brands, expected financial performance and condition for fiscal 2010 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring,” or similar expressions. Many of these risks and uncertainties are discussed in Phoenix Footwear’s annual report on Form 10-K for the fiscal year ended January 2, 2010 filed with the Securities and Exchange Commission, and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. These include, without limitation: the risk that Phoenix Footwear will not be able to continue as a going concern; the risk that Phoenix Footwear may in the future default on its secured credit facility; the risk that Phoenix Footwear could be delisted from the NYSE Amex; Phoenix Footwear’s ability to sustain its return to profitability and positive cash flow from continuing operations; the risk that Phoenix Footwear may need additional capital and that such capital, if needed, will not be on favorable terms; the risk associated with the recent disruptions in the overall economy and the impact on the retail industry, including Phoenix Footwear’s customers; the concentration of Phoenix Footwear’s sales to a relatively small group of customers; the potential financial instability of Phoenix Footwear’s customers and the risk of loss of future and pending orders; changing consumer preferences and fashion trends; competition from other companies in Phoenix Footwear’s markets; Phoenix Footwear’s ability to manage inventory levels; the risks of doing business in international markets; Phoenix Footwear’s reliance on independent manufacturers, including those to whom Phoenix Footwear is past-due; fluctuations in the price, availability and quality of raw materials; changes in the mix of Phoenix Footwear’s customers; fluctuations in its financial results as a result of the seasonality in its business; Phoenix Footwear’s ability to protect its intellectual property rights; the risk that Phoenix Footwear is controlled by a principal stockholder; the risk associated with claims arising from divestiture transactions, including indemnification claims and, the risk that Phoenix Footwear’s stock is thinly traded and volatile. Although Phoenix Footwear believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release speak only as of the date of this press release and are based on Phoenix Footwear’s current expectations and projections about future events, based on information available at the time of the release, and Phoenix Footwear expressly disclaims any obligation to release publicly any update or revision to any forward-looking statement contained herein if there are changes in Phoenix Footwear’s expectations or if any events, conditions or circumstances on which any such forward-looking statement is based.

Contact:

Dennis T. Nelson
Chief Financial Officer
Phoenix Footwear Group, Inc.
(760) 602-9688

Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	(Unaudited)
	July 3, 2010	January 2, 2010
ASSETS

Current assets:
Cash and cash equivalents	$436	$356
Accounts receivable, net	1,904	2,559
Inventories, net	7,005	6,392
Other current assets	1,630	2,108
Income tax receivable	156	2,205
Current assets of discontinued operations	4	13

Total current assets	11,135	13,633

Property, plant and equipment, net	876	1,021
Other assets	22	48

TOTAL ASSETS	$12,033	$14,702

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$2,158	$2,956
Accounts payable	2,937	3,124
Accrued expenses	770	1,216
Other current liabilities	456	453
Current liabilities of discontinued operations	245	2,076

Total current liabilities	6,566	9,825

Other long-term liabilities	316	376

Total liabilities	6,882	10,201

Stockholders’ equity	5,151	4,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,033	$14,702

Phoenix Footwear Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	(Unaudited) Three Months Ended
	July 3, 2010		July 4, 2009
Net sales	$3,779	100%	$3,961	100%
Cost of goods sold	3,041	80%	3,443	87%

Gross profit	738	20%	518	13%

Operating expenses:
Selling, general and administrative	1,767	47%	2,480	63%

Total operating expenses	1,767	47%	2,480	63%

Operating loss	(1,029)	-27%	(1,962)	-50%

Interest expense, net	75	2%	135	3%

Loss before income taxes and discontinued operations	(1,104)	-29%	(2,097)	-53%

Income tax expense (benefit)	(8)	—%	37	1%

Loss from continuing operations	(1,096)	-29%	(2,134)	-54%

Earnings (loss) from discontinued operations, net of tax	1,297	34%	(2,981)	-75%

Net earnings (loss)	$201	5%	$(5,115)	-129%

Earnings (loss) per share:

Basic and diluted
Continuing operations	$(0.13)		$(0.26)
Discontinued operations	0.16		(0.37)

Net earnings (loss)	$0.03		$(0.63)

Weighted-average shares outstanding:
Basic and diluted	8,166		8,166

Phoenix Footwear Group, Inc.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	(Unaudited) Six Months Ended
	July 3, 2010		July 4, 2009
Net sales	$9,672	100%	$10,052	100%
Cost of goods sold	6,857	71%	7,467	74%

Gross profit	2,815	29%	2,585	26%

Operating expenses:
Selling, general and administrative	4,458	46%	6,262	62%
Other expense, net	—	—%	1,018	10%

Total operating expenses	4,458	46%	7,280	72%

Operating loss	(1,643)	-17%	(4,695)	-47%

Interest expense, net	136	1%	151	2%

Loss before income taxes and discontinued operations	(1,779)	-18%	(4,846)	-48%

Income tax expense	—	0%	9	—%

Loss from continuing operations	(1,779)	-18%	(4,855)	-48%

Earnings (loss) from discontinued operations, net of tax	2,420	25%	(3,222)	-32%

Net earnings (loss)	$641	7%	$(8,077)	-80%

Earnings (loss) per share:

Basic and diluted
Continuing operations	$(0.22)		$(0.59)
Discontinued operations	0.30		(0.40)

Net earnings (loss)	$0.08		$(0.99)

Weighted-average shares outstanding:
Basic and diluted	8,166		8,166

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